Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Netflix, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated January 26, 2024, with respect to the consolidated financial statements of Netflix, Inc., and the effectiveness of internal control over financial reporting of Netflix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

July 26, 2024